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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE




                      PREVIO ANNOUNCES INTERIM DISTRIBUTION
                      -------------------------------------

SAN DIEGO - AUGUST 16, 2004 -- Previo, Inc. (OTCBB: PRVOZ) today announced the Delaware Court of Chancery's approval of its petition to make an interim liquidating distribution of $0.10 per outstanding common share to stockholders of record on the Company's final record date, which was September 25, 2002. The Company expects to make the initial distribution prior to August 31, 2004. Additionally, the court approved the Company's petition for a final distribution on or after September 25, 2007, the five-year anniversary date of Previo's dissolution.

The Company's cash balance at July 31, 2004 was $1,449,431. After payment of the above interim liquidating distribution of $0.10 per outstanding common share (approximately $690,000) and additional wind down expenses which are currently estimated to be in the range of approximately $192,000 to $286,000, the Company currently anticipates that approximately $473,000 to $567,000, or $0.07 to $0.08 per share, will be available for final distribution on or after September 25, 2007. Notwithstanding the foregoing, the actual amount available for final distribution, if any, and the timing of the final distribution is dependent on a number of factors including the existence of unknown liabilities or claims and unexpected or greater than expected expenses.

On September 17, 2002, the Company's stockholders voted to approve the plan of dissolution and the dissolution of Previo. The Company filed a Certificate of Dissolution with the office of the Secretary of State of the State of Delaware on September 25, 2002 and has been engaged solely in winding up its affairs since that time. More details about the plan of dissolution and the dissolution of Previo may be found in the proxy statement that was filed with the Securities and Exchange Commission on August 20, 2002 and in the Company's annual report on form 10-K, for the fiscal year ended September 30, 2002, filed on December 30, 2002.

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EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS NEWS RELEASE AS
WELL AS THE COMPANY'S SEC FILINGS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING STATEMENTS REGARDING THE AMOUNT AND TIMING OF THE COMPANY'S PROPOSED DISTRIBUTIONS. THE COMPANY IS NOT ABLE TO PREDICT WITH CERTAINTY THE TIMING OR AMOUNT OF POTENTIAL FUTURE DISTRIBUTIONS. ADDITIONALLY, STOCKHOLDERS MAY BE LIABLE TO PREVIO'S CREDITORS FOR AMOUNT(S) RECEIVED IF THE COMPANY'S RESERVES ARE INADEQUATE, THERE MAY BE ONE OR MORE CLASS ACTION LAWSUITS WHICH WOULD ADVERSELY AFFECT THE AMOUNT OF FUNDS AVAILABLE FOR DISTRIBUTIONS, THE COMPANY WILL CONTINUE TO INCUR THE EXPENSES OF COMPLYING WITH CERTAIN OF THE PUBLIC COMPANY REPORTING REQUIREMENTS AND THE COMPANY'S STOCK IS CONTINUING TO TRADE EVEN THOUGH THE COMPANY IS IN THE PROCESS OF WINDING DOWN ITS OPERATIONS AND THE DISTRIBUTIONS, IF ANY, MAY BE BELOW ANY TRADING PRICE. ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE DISCUSSED AS A RESULT OF A NUMBER OF FACTORS INCLUDING THOSE SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT SEC FILINGS.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Investors and security holders of Previo, Inc. are urged to read the various filings that have been filed and will be filed with the SEC, including the proxy statement that has been filed with respect to the transaction described above the Company's annual report on form 10-K for the fiscal year ended September 30, 2002, as the filings contain important information. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Previo with the SEC at the SEC's Web site at http://www.sec.gov